                                                                EXHIBIT (C)(3)

         NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (the "Agreement"), dated as of June 3, 1998, by and among Pollo Tropical, Inc., a Florida corporation (the "Company"), Larry J. Harris, an individual ("Harris"), and Carrols Corporation, a Delaware corporation ("Carrols").

                                  WITNESSETH
                                  ----------

         WHEREAS, the Company and Carrols have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Carrols will make a tender offer at a price per share of at least $11.00 per share (the "Offer") to acquire all of the outstanding shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), on a fully diluted basis and, after the consummation of the Offer, the Company will merge with and into Carrols (the "Merger");

         WHEREAS, Harris owns shares of the Common Stock (the "Harris Shares"), and has agreed to tender and sell the Harris Shares to Carrols in the Offer pursuant to and subject to the terms and conditions of a Tender Agreement, dated as of the date hereof (the "Tender Agreement"), among Carrols, Harris and certain other shareholders of the Company party thereto; and

         WHEREAS, Harris is willing to enter into this Agreement in consideration of (i) the Company and Carrols completing the transactions contemplated by the Merger Agreement and the Tender Agreement and (ii) the consideration described in Section 2 hereof.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         Section 1. Non-Competition

         (a) Harris agrees that during the period he is employed by the Company and for a period of two years after the earlier of (A) the date Harris ceases to be employed by the Company or (B) the date that Carrols pays for and acquires any shares of the Common Stock pursuant to the Offer (each the "Commencement Date"), he will not engage in or Participate In any business or organization which engages in the business of owning, operating or franchising quick service chicken-themed restaurants within the State of Florida and the Commonwealth of Puerto Rico and Central America and South America, except that in each case the provisions of this Section 1 will not be deemed breached merely because Harris owns not more than 5% of the outstanding common stock or other equity interests of a corporation, partnership or other entity, if, (i) at the time of its acquisition by Harris such stock is listed on a national securities exchange, is reported on Nasdaq, or is regularly traded in the over-the-counter market by a member of a national securities exchange or (ii) Harris' investment in such corporation, partnership or other entity is solely a passive investment and Harris maintains not more than 5% of the voting control of such corporation, partnership or other entity.

         (b) As used in this Agreement, the term "Participate In" shall mean:
"directly or indirectly, for his own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent or independent contractor."

         (c) During the period Harris is employed by the Company and for a period of two years after the Commencement Date, (i) Harris will not attempt to employ, offer employment to, directly or indirectly solicit or endeavor to entice away from the Company or any of its subsidiaries or the business operation of the Company as operated by Carrols or any of Carrols' subsidiaries any of its respective employees or former employees (including, without limitation, Glen Rozansky) and (ii) Harris will not directly or indirectly employ any person who is an employee or former employee (including, without limitation, Glen Rozansky) of the Company or any of its subsidiaries or the business operation of the Company as operated by Carrols or any of Carrols' subsidiaries; provided, that the terms of this Section 1(c) shall not apply to (w) the solicitation or employment by Harris of any former employee after the earlier of (A) the one year anniversary of the date of the cessation of employment with the Company of such former employee, and (B) the second anniversary of the Commencement Date, (x) the solicitation or employment by Harris of not more than one restaurant manager at any time after the date that is 18 months after consummation of the Merger, (y) the solicitation or employment by Harris of Glen Rozansky; provided that Rozansky shall not participate in any activity in connection with such employment by Harris related to the identification of property to be used as a restaurant, or (z) the solicitation or employment of Harris' current secretary. Notwithstanding the foregoing, this Section 1(c) shall not apply to employees or former employees (other than Glen Rozansky) who ceased to be employees prior to the date hereof.

         (d) During the period Harris is employed by the Company and for a period of five years after the Commencement Date, Harris will not disclose, and will keep confidential, any trade secrets, confidential or proprietary information of the Company and its subsidiaries not in the public domain acquired by Harris while employed by the Company, including without limitation, matters of a business nature, such as information about costs, profits, markets, leases, agreements, financial information, technical and production know-how, developments, inventions, processes, recipes or administrative procedures; provided, however, that the provisions of this
Section 1(d) will not be breached if Harris is required by law to disclose such confidential or proprietary information; provided, further, that in such event Harris shall promptly notify Carrols of any such required disclosure. Harris shall return all tangible evidence of such confidential information to the Company prior to or at the termination of his employment.

         (e) Since a breach of the provisions of this Section 1 could not adequately be compensated by money damages, the Company and Carrols shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith. Harris agrees that the provisions of this Section 1 are necessary and reasonable to protect Carrols or any of its subsidiaries in the conduct of its business. If any restriction contained in this Section 1 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

         Section 2. Payment to Harris; Salary and Bonus; Use of Office.

         (a) Carrols will pay to Harris the sum of Three Hundred Fifty Thousand Dollars ($350,000), less any amounts paid, with the written consent of Harris, by the Company to third parties designated by Harris. Such amount shall be payable in cash within five (5) business days after the date that Carrols pays for and acquires any shares of the Common Stock pursuant to the Offer.

         (b) In addition, Harris will be entitled to receive (i) in full his current salary and benefits until the consummation of the Merger and (ii) a bonus of Ninety Thousand Dollars ($90,000) in full satisfaction of any and all obligations of the Company to pay Harris a bonus for the 1998 fiscal year, such bonus to be payable within five (5) business days after the date that Carrols pays for and acquires any shares of the Common Stock pursuant to the Offer.

         (c) Harris shall be entitled to the continued, uninterrupted use of his current office at the Company's headquarters, located at 7300 N. Kendall Drive, 8th Floor, Miami, Florida 33156, until August 31, 1998.

         Section 3. Amendment to Agreement.

         This Agreement may not be modified or amended, nor any term hereof waived, except by a writing signed by all of the parties to this Agreement.

         Section 4. Binding Effect.

         This Agreement shall be binding upon and inure to the benefit of, the parties hereto and their respective successors, heirs, legal representatives and permitted assigns.

         Section 5. Headings.

         The captions and descriptive headings in this Agreement are inserted for convenience only, do not constitute a part of this Agreement, and shall not be taken into account in construing any of the provisions of this Agreement.

         Section 6. Execution in Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

         Section 7. Notices.

         All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (when confirmed), sent by overnight courier (providing proof of delivery) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice in accordance with this Section 7:

If to Carrols:

                Carrols Corporation
                968 James Street
                Syracuse, New York 13203
                Telecopier:  (315) 475-9616
                Attention:  Alan Vituli,
                Chairman and Chief Executive Officer

with a copy to:

                Rosenman & Colin LLP
                575 Madison Avenue
                New York, New York 10022
                Telecopier:  (212) 940-8776
                Attention:  Wayne A. Wald, Esq.

If to Larry J. Harris:

                Larry J. Harris
                10221 Southwest 143rd Street
                Miami, Florida  33176

With a copy to:

                King & Spalding
                191 Peachtree Street
                Atlanta, Georgia  30303
                Telecopier:  (404) 572-5100
                Attention:  C. William Baxley

If to the Company:

                Pollo Tropical, Inc.
                7300 N. Kendall Drive
                8th Floor
                Miami, Florida 33156
                Telecopier:  (305) 670-7696
                Attention:  President

in each case, with a copy to:

                Greenberg Traurig
                  Hoffman Lipoff Rosen & Quentel, P.A.
                1221 Brickell Avenue
                Miami, Florida 33131
                Telecopier:  (305) 579-0717
                Attention:  Bruce E. Macdonough, Esq.

         Section 8. Effectiveness; Termination.

         This Agreement, and all rights and obligations of the parties hereunder shall become effective only upon the closing of the Offer and shall terminate if the Merger Agreement is terminated in accordance with its terms prior to the closing of the Offer.

         Section 9. Governing Law

         This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without giving effect to conflict of laws.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                  CARROLS CORPORATION

                                  By: /s/ Joseph Zirkman
                                      -----------------------------------------
                                  Name:   Joseph Zirkman
                                  Title:  Vice President and General Counsel


                                  POLLO TROPICAL, INC.

                                  By: /s/ Nicholas A. Castaldo
                                      -----------------------------------------
                                  Name:  Nicholas A. Castaldo
                                  Title: President/C.O.O.

                                  /s/ Larry J. Harris
                                  ---------------------------------------------
                                                     Larry J. Harris